Exhibit 99.1

For Immediate Release

Cellu Tissue Receives Request for Additional Information

East Hartford, Conn. – September 2, 2005— Cellu Tissue Holdings Inc. announced today that its majority shareholder has received a request for additional information from the U.S. Department of Justice relating to its filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) in connection with Cellu Tissue’s previously announced merger with an affiliate of Kohlberg & Company.  This request extends the waiting period during which the proposed transaction may not be consummated for 30 days from the date after which both Cellu Tissue’s majority shareholder and the affiliate of Kohlberg & Company have substantially complied with the request.

The impact of this request on the proposed transaction is still being evaluated.

The Agreement and Plan of Merger is scheduled to expire on October 15, 2005, unless extended.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Information about Cellu Tissue Holdings, Inc. is available on the Internet at www.cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc., @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.